Exhibit 99.1

FOR IMMEDIATE RELEASE

ARI Repurchases WITECH Stock

Transaction Cancels Preferred Stock and Reduces Common Shares Outstanding

Milwaukee, Wis., August 8, 2003 — ARI (OTCBB:ARIS), a leading provider of catalog-enabled business solutions that connect equipment manufacturers with their service and distribution networks announced today that it has repurchased the common stock, warrants, and preferred stock of its largest shareholder, WITECH Corporation.

In exchange for $200,000 in cash and a four-year note for $800,000 bearing interest at the rate of prime plus 2%, ARI repurchased from WITECH 1,025,308 shares of common stock, a warrant to purchase 30,000 shares of common stock at $0.24, and 20,350 shares of Series A preferred stock with an approximate face value plus accrued and undeclared dividends of $3.5 million.  After the transaction, the Company will have approximately 5.6 million common shares outstanding.

“The repurchase of the WITECH shares removes $3.5 million in preferred stock and reduces the number of common shares outstanding by 15%.  We believe these actions significantly increase the value of the common stock and cause each remaining common share to represent more ownership,” said Brian E. Dearing, chairman and chief executive officer of ARI.  “These actions are consistent with our objective to increase shareholder value over the long term.”

“WITECH has been a longtime shareholder of ARI and we remain very supportive of the Company,” said Anne Klisurich, general manager of WITECH.  “However, our parent corporation, Wisconsin Energy Corporation, has made a strategic decision to exit our non-core investments.  We were pleased to work with ARI to achieve a mutually satisfactory transition of our position to the Company and we wish ARI every success in the future.”

 “This is a very exciting time for ARI,” Dearing commented.  “In April, we restructured our long-term debt, resulting in an affordable payment schedule.  In fact, we have already placed the first payment into an internal reserve, even though it is not due until March 2004.  The restructuring of fiscal year 2002 and continued cost cutting and control have borne fruit, and both overall and recurring catalog revenues are up.  Now we have taken another step toward reducing uncertainty and improving shareholder value by buying back the WITECH position.  With our capital structure improved, our costs under control, and our strategic revenues growing, we see a bright future,” Dearing concluded.

 ARI is a leading provider of electronic catalog-enabled business solutions for sales, service and life-cycle product support in the manufactured equipment market.  ARI currently provides approximately 80 parts catalogs (many of which contain multiple lines of equipment) for approximately 60 equipment manufacturers in the U.S. and Europe.  More than 75,000 catalog subscriptions are provided through ARI to over 20,000 dealers and distributors in more than 100 countries in a dozen segments of the worldwide manufactured equipment market including outdoor power, recreation vehicle, floor maintenance, auto and truck parts aftermarket, power sports, marine and construction.  The Company builds and supports a full suite of multi-media electronic catalog publishing and viewing software for the Web or CD and provides expert catalog publishing and consulting services.  ARI e-Catalog systems support a variety of electronic pathways for parts orders, warranty claims and other transactions between manufacturers and their networks of sales and service points.  In addition, ARI also provides a template-based dealer website service that makes it quick and easy for an equipment dealer to have a professional and attractive website.  ARI currently operates three offices in the United States and one in Europe and has sales and service agents in Australia, England and France providing marketing and support of its products and services.

Statements in this news release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act. The forward-looking statements can generally be identified by words such as "believes," "anticipates," "expects" or words of similar meaning. Forward-looking statements also include statements relating to the Company's future performance, such as future prospects, revenues, profits and cash flows. The forward-looking statements are subject to risks and uncertainties, which may cause actual results to be materially different from any future performance suggested in the forward-looking statements. Such risks and uncertainties include those factors described under "Forward Looking Statements Disclosure" in Exhibit 99.1 of the Company’s annual report on Form 10-K for fiscal year ended July 31, 2002 filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements. The forward-looking statements are made only as of the date hereof, and the Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements. For more information, please refer to the Company’s filings with the Securities and Exchange Commission.

Contact:

Nancy Krajcir-Bennett

ARI

Tel:  (414) 973-4380

Fax:  (414) 973-4357

E-mail:  krajcir@arinet.com

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